Exhibit 10.1

EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) entered into February 15, 2013 to be effective as of February 1, 2013 (the “Effective Date”) hereby amends certain provisions of the Employment Agreement entered into as of March 5, 2012 (the “Original Agreement”), by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and David Blumberg (“Employee” and together with the Company, the “parties”).

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Employee by the Company; and

WHEREAS, the parties wish to amend the Original Agreement to extend the term of the Employee’s employment with the Company and amend certain other provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. Section 3 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“3. Term. The Employee’s engagement under this Agreement, as amended by the Amendment, shall commence on February 1, 2013 and shall continue until January 31, 2016, unless otherwise terminated as provided in this Agreement. The period of time between February 1, 2013 and the termination of the Employee’s employment under this Agreement shall be referred to herein as the ‘Extension Term’.”

2. Base Salary. Section 4(a) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“4(a) Base Salary. The Employee’s base salary during the Extension Term will be at a rate of not less than $550,000 per annum, paid in accordance with the Company’s payroll practices and policies then in effect, with such increases as determined by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board from time to time (such salary, as increased from time to time, the “Base Salary”).

3. Equity Awards.

3.1 Existing Awards. All restricted stock units provided for in the Original Agreement (the “Existing RSU’s”) shall continue to vest in accordance with the terms and conditions of the Restricted Stock Unit Agreement between the Company and the Employee dated August 20, 2012, provided that the outside date for the closing of Acquisitions with respect to certain companies to be agreed upon between the Company and the Employee (the “Target Acquisition Companies”) shall be extended from April 30, 2013 to July 31, 2013. For purposes of clarification it is agreed and understood that the first two Acquisitions with respect to the Target Acquisition Companies shall not be deemed to be Acquisitions for purpose of vesting the PSU’s granted pursuant to Section 3.3(ii) of this Amendment and shall only apply to the vesting of the Existing RSU’s; provided that if two such Acquisitions do not close on or before July 31, 2013, then all subsequent Acquisitions closed during the Extension Term (including, for purposes of clarification, Acquisitions with respect to the Target Acquisition Companies) will be deemed to be Acquisitions for purposes of vesting the PSU’s granted pursuant to Section 3.3(ii) of this Amendment. In addition, it is agreed and understood that the closing of the purchase of a majority interest in the Buffalo brand (the “Buffalo Transaction”) shall be deemed to be the second Acquisition closed during the Term of the Original Agreement for purposes of the vesting of an additional 10,000 Award Shares pursuant to Section 4(c) of the Original Agreement and such transaction shall be included as a transaction with a Target Acquisition Company for purposes of the vesting extension provided in this Section 3.1.

3.2 RSU’s. In addition to the Existing RSU’s, on the Effective Date the Employee shall receive an additional grant of restricted stock units of the Company (the “RSU’s”) equal to 50,000 shares of the Company’s Common Stock. The RSU’s shall be subject to the terms and conditions of the Company’s 2009 Equity Incentive Plan (the “2009 Equity Plan” or “2009 Plan”) and a Restricted Stock Unit Award Agreement between the Company and the Employee in substantially the form attached to this Amendment as Exhibit A, and which Restricted Stock Unit Award Agreement shall set forth the following terms and conditions:

(i)	Vesting. Vesting of the RSU’s granted pursuant to this Amendment shall be time based and shall vest in three (3) substantially equal annual installments subject to the Employee’s continuous employment with the Company through each such vesting date, with the first installment vesting on December 31, 2013 and each subsequent installment vesting each December 31 thereafter, with the final installment vesting on December 31, 2015 (each a “Time Vesting Date”). Notwithstanding anything to the contrary contained herein, in the event of the occurrence of a “Change in Control” (as defined in Section 5(d)(iii) of the Original Agreement), the Employee’s death or the Employee’s Disability (as defined in Section 5(a)(2) of the Original Agreement) at any time during the Extension Term, all of the unvested RSU’s shall immediately vest on the date of the occurrence of such Change in Control or upon the Date of Termination, as the case may be, and all of the shares of Common Stock covered thereby shall be distributed to the Employee, or his estate, as the case may be, within thirty (30) days of the date of the occurrence of such Change in Control or Date of Termination, as the case may be.

(ii)	Distribution. Subject to Section 3.2(i) of this Amendment, Section 5(d) of the Original Agreement as to conditions and timing of distributions of Common Stock with respect to RSU’s vesting as a result of a termination of employment and Section 9 of the Original Agreement with regard to timing of equity distributed as a result of a Separation from Service (as defined in the Original Agreement) as an employee of the Company, any vested portion of the RSU’s shall be distributed to the Employee in shares of Common Stock as follows:

(A)	The RSU’s shall be distributed to the Employee fifteen (15) days after the applicable Time Vesting Date; and

(B)	Notwithstanding anything to the contrary contained herein or in the Original Agreement, other than Sections 5(d)(iii) and 9 of the Original Agreement, all vested RSU’s (including those vested pursuant to the last sentence of clause (i) above) shall be distributed in shares of Common Stock to the Employee simultaneous with the occurrence of a Change in Control.

(iii)	Termination. Notwithstanding the foregoing, in the event of a termination of the Employee’s employment with the Company prior to any Time Vesting Date (other than as set forth in the second sentence of Subsection (i) above), the unvested RSU’s at the time of such termination shall vest or be forfeited as set forth in Section 5(d) of the Original Agreement, as applicable.

3.3 PSU’s. Subject to the last sentence of this Section 3.3, on the Effective Date, the Employee shall receive a one-time grant of performance stock units of the Company (the “PSU’s”) issued under the 2009 Equity Plan equal to 200,000 shares of Common Stock of the Company. The PSU’s shall be subject to the terms and conditions of the 2009 Equity Plan and a Performance Stock Unit Award Agreement between the Company and the Employee in substantially the form attached to this Amendment as Exhibit B and which Performance Stock Unit Award Agreement shall contain the following terms and conditions:

(i)	Annual Performance Goal Vesting. Vesting of 133,332 of the PSU’s granted pursuant to this Amendment shall be performance-based and shall vest in three (3) substantially equal annual installments beginning on December 31, 2013 and ending December 31, 2015, subject to the achievement of annual performance goals as described on Exhibit X attached hereto upon certification of achievement by the Compensation Committee as set forth on Exhibit X attached hereto. Notwithstanding anything to the contrary contained herein, in the event of the occurrence of a “Change in Control” (as defined in Section 5(d)(iii) of the Original Agreement), the Employee’s death or the Employee’s Disability (as defined in Section 5(a)(2) of the Original Agreement) at any time during the Extension Term, all of the unvested PSU’s shall immediately vest on the date of the occurrence of such Change in Control or upon the Date of Termination, as the case may be, and all of the shares of Common Stock covered thereby shall be distributed to the Employee, or his estate, as the case may be, within thirty (30) days of the date of the occurrence of such Change in Control or Date of Termination, as the case may be.

(ii)	Transaction Based Vesting. Vesting of 66,668 of the PSU’s granted pursuant to this Amendment shall be performance-based and shall vest upon the closing of Acquisitions during the Extension Term. Notwithstanding the definition of “Acquisition” set forth in Exhibit X attached hereto, in order to qualify as an “Acquisition” for purposes of this clause (ii), the investment or acquisition must have a Value (as defined in Exhibit X attached hereto) of $5,000,000 or more. For purposes of this clause (ii), 11,111 PSU’s will vest upon the closing of each Acquisition, provided that: (x) except as otherwise provided in clause (y) below, not more than 22,222 PSU’s shall vest in any one year pursuant to this clause (ii); (y) in the event that fewer than 22,222 PSU’s vest in any one year pursuant to this clause (ii), the deficiency will be carried forward to future years; and (z) in the event that the Company closes more than two Acquisitions in any one year, the additional Acquisitions will be carried forward and applied to the next year(s). Thus, by way of example and not limitation, and pursuant to clause (y) above, if the Company closes one Acquisition in 2013 and three Acquisitions in 2014, 11,111 PSU’s would vest in 2013 and 33,333 PSU’s would vest in 2014 pursuant to this clause (ii). By way of further example and without limitation, if the Company closes four Acquisitions in 2013, one Acquisition in 2014 and no Acquisitions in 2015, 22,222 PSU’s would vest in 2013, 22,222 PSU’s would vest in 2014 and 11,111 PSU’s would vest in 2015 pursuant to this clause (ii). In addition, in the event that during the Extension Term, the Company closes Acquisitions that have an aggregate Value of $200 million or more, all of the PSU’s subject to this clause (ii) will be deemed to be vested on January 31, 2016 to the extent not previously vested, subject to the Employee’s continuous employment with the Company through January 31, 2016.

(iii)

Distribution. Subject to the terms of the 2009 Plan as to conditions and timing of distributions of Common Stock with respect to PSU’s granted pursuant to this Amendment and vesting as a result of a termination of employment and Section 9 of the Original Agreement with regard to timing of equity distributed as a result of a Separation from Service as an employee of the Company, any vested portion of the PSU’s granted pursuant to this Amendment shall be distributed to the Employee in shares of Common Stock in the year following the year of each applicable Performance Vesting Date (as defined in Exhibit X) following the Compensation Committee’s certification of the level of attainment of the annual performance goals. Notwithstanding anything to the contrary contained herein, except as to Sections 5(d) and 9 of the Original Agreement, all vested PSU’s (including those vested pursuant to the last sentence of clause (i) above) shall be distributed to the Employee in shares of Common Stock simultaneous with the occurrence of the Change in Control. Notwithstanding anything to the contrary contained herein or in the 2009 Plan, except as to Sections 5(d) and 9 of the Original Agreement, if the employment of Employee with the Company is terminated by the

Employee for Good Reason then, in addition to retaining any previously earned PSU’s, the Employee shall be entitled to receive the pro rata portion of any PSU’s earned during the year of termination, to the extent earned based upon an adjustment of the absolute goals performance goals (as described in Exhibit X attached hereto) for the year of termination after adjustment of such performance goals to take into account the shortened performance period resulting from his termination of employment. Moreover, notwithstanding anything to the contrary contained herein or in the 2009 Plan, upon a termination of the Employee’s employment for Cause (as defined in the Original Agreement) he shall be entitled to retain any PSU’s that vested prior to the date of termination.

4. Bonus. Throughout the Extension Term, the Employee shall be eligible to participate in the executive bonus plan then in effect. He shall be eligible for a bonus of up to 100% of his then current Base Salary to be superseded by the maximum amount available under the Company’s executive bonus plan, if established.

5. Acquisition Payments. Commencing on the Effective Date, there shall be no further Acquisition Payments or Acquisition Bonus Payments made to the Employee pursuant to Sections 4(b) or 4(e) of the Original Agreement, provided that the Employee shall be entitled to receive the Acquisition Payment associated with the closing of the Buffalo Transaction, with such Acquisition Payment to be calculated and paid pursuant to Section 4(b) of the Original Agreement. Notwithstanding the foregoing, (i) Acquisition Payments shall be made to the Employee pursuant to Section 4(b) of the Original Agreement (including, for purposes of clarification, the definitions set forth in Section 4(i) of the Original Agreement) with respect to any Acquisition with respect to a Target Acquisition Company that closes within one hundred eighty (180) days following the Effective Date; and (ii) the total amount payable to Employee pursuant to this Section 5 with respect to Acquisitions with Target Acquisition Companies shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) (expressly excluding from such calculation the Acquisition Payment to be made to the Employee associated with the closing of the Buffalo Transaction. Except as otherwise provided in this Section 5, Sections 4(b), 4(e) and 4(i) of the Original Agreement are hereby deleted.

6. Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

7. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Original Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Employment Agreement, intending to be legally bound hereby, as of the date first above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole

Name: Neil Cole
Title: Chief Executive Officer

EMPLOYEE:

/s/ David Blumberg
DAVID BLUMBERG

EXHIBIT X

PSU Performance Goals for PSU’s awarded pursuant to Section 3.3 of the Amendment

A. PSU Allocation.

The PSU’s shall be allocated to each performance goal set below as follows: (i) 22.22% of the PSU’s to the achievement of EBITDA Growth (as defined below) (the “EBITDA Shares”); (ii) 22.22% of the PSU’s to the achievement of EPS Growth (as defined below) (the “EPS Shares”); (iii) 22.22% of the PSU’s to the achievement of Free Cash Flow (as defined below) (the “Free Cash Flow Shares”); and (iv) 16.67% of the PSU’s to the closing of up to two Acquisitions (as defined below) during each of the three Performance Periods (the “Acquisition Shares”).

B. Performance Goals.

i. Performance goals established for purposes of the grant of the PSU’s are intended to be “performance-based” under Section 162(m) of the Code and constitute a “Performance Measure” as set forth in the 2009 Equity Plan.

ii. Except as expressly provided in Section 3 of the Amendment, with regard to acceleration, the performance goals for each applicable Performance Period (as defined below) shall be based on the attainment of specified levels of the Company’s EBITDA, earnings per common share (diluted), excluding Extraordinary Items, as defined below (“EPS”), and Free Cash Flow, as defined below, over the Performance Periods. The number of PSU’s will be vested and delivered based on the level of (x) Absolute EBITDA Growth or Relative EBITDA Growth, (y) Absolute EPS Growth or Relative EPS Growth and (z) Free Cash Flow achieved, as specified below. The Company agrees that the Compensation Committee, upon confirmation by the Company’s independent certified public accountants, shall certify the attainment of the foregoing metrics for each Performance Period to the extent and in the manner required by Section 162(m) of the Code.

iii. The three (3) year performance goals for EBITDA and EPS (“Absolute EBITDA Growth” and “Absolute EPS Growth”) shall be based on the Company’s actual EBITDA for the year ending December 31, 2012 (calculated as set forth in the definition of EBITDA Growth below as if January 1, 2012 to December 31, 2012 were a Performance Period) and the Company’s actual EPS for the year ending December 31, 2012 as reported by the Company.

For the three (3) year Performance Periods, the Target levels for each of the EBITDA and EPS measures (with such levels being based on the actual 2012 results as aforesaid) shall be compounded annually at 10% over the three (3) year period and the Threshold levels shall be compounded annually at 5% over the three (3) year period. Payouts for EBITDA Growth or EPS Growth between 5% and 10% shall equal (1) 50% plus (2) (a) 50% times (b) the ratio between (i) the actual EBITDA or EPS, as the case may be, minus the Threshold level for such category, divided by (ii) the Target level for such category minus the Threshold level for such category. The resulting payout percentage is the Absolute Payout Percentage.

For each of the three (3) year Performance Periods, the Target level for Free Cash Flow shall be $125 Million.

For avoidance of doubt, and recognizing that the following numbers are intended to be provided as an example and are not be based on any projections or actual results, in the event that the Company’s actual EBITDA for the year ending December 31, 2012 is $250 million, then $275 million shall be the Target EBITDA Level, as defined below, against which to judge absolute EBITDA Growth for the January 1, 2013 through December 31, 2013 Performance Period, and accordingly, the three (3) year Target absolute EBITDA Levels (that is, 10% increases in respect of the base Target level compounded annually) for each of the Performance Periods would be $275 million (2013), $302.5 million (2014) and $332.75 million (2015); correspondingly, the three (3) year Threshold absolute EBITDA Levels (that is, 5.0% increases compounded annually) for each of the Performance Periods would be $262.5 million (2013), $275.625 million (2014) and $289.40625 million (2015). The same methodology shall be used based on the Company’s actual EPS for the year ended December 31, 2012.

iv. The Relative EBITDA Growth and Relative EPS Growth for each applicable Performance Period shall be determined by reference to where the actual EBITDA Growth and actual EPS Growth achieved by the Company during such Performance Period places the Company in the specified percentile listed below within the group of companies to be determined by the Compensation Committee prior to the beginning of each of the 2013 to 2015 Performance Periods, as the same shall be amended annually by the Compensation Committee (the “Comparative Group”). Selection of the Comparative Group shall be based on companies with Global Industrial Classification Standard (GICS) codes 25203010 – Apparel, Accessories & Luxury Goods and 25203020 – Footwear, with comparable revenue and earnings levels, which shall be comprised of annual revenue between $100 million and $5 billion and EBITDA and diluted EPS greater than zero in the most recent fiscal year. The Comparative Group must include at least 25 companies. If there are fewer than 25 companies within the revenue range with positive EBITDA and positive diluted EPS, then the Compensation Committee shall use its discretion to expand the qualifying revenue range within the foregoing GICS codes. If two or more of the listed companies merge during the applicable Performance Period, or if any listed company goes out of business or otherwise ceases to exist as an independent entity during the applicable Performance Period, reasonable adjustment shall be made. Annex A is a sample Comparative Group based on 29 companies meeting the foregoing specifications. Calculations shall be made in accordance with Exhibit Y.

Payouts for the Relative EBITDA Growth and Relative EPS Growth that is at the 50th percentile or higher shall equal (1) 50% plus (2) (a) the difference between (x) the actual percentile performance of the Company, minus (y) 50th percentile, where each percentile is converted to a percent (for example, the 60th percentile is equivalent to 60%), times (b) 1.25. The maximum payout for relative performance is 100%. The resulting percentage is the Relative Payout Percentage.

A sample pay for relative performance chart is provided below for illustrative purposes only.

Relative Payout Percentage
Percentile of EBITDA/EPS Growth	Percentage of Annual Shares Vested
90%	100%
85%	93.75%
80%	87.50%
75%	81.25%
70%	75.00%
65%	68.75%
60%	62.50%
55%	56.25%
50%	50%
Under 50%	0%

v. The final payout percentage of each target that is based on growth will be the greater of the Absolute Payout Percentage and the Relative Payout Percentage for such target.

Notwithstanding anything above to the contrary, if the Company fails to achieve positive EBITDA Growth or EPS Growth during any Performance Period, no more than 50% of the Annual EBITDA Shares or Annual EPS Shares, as the case may be, shall vest as a result of the Company’s achievement of the relevant relative growth levels.

1. EBITDA Growth: For each Performance Period, the EBITDA Shares allocable to such Performance Period (the “Annual EBITDA Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Absolute EBITDA Growth or Relative EBITDA Growth during such Performance Period as provided in Section B(iii) or B(iv) of this Exhibit (the “EBITDA Level”), using the higher percentage vesting arrived at using the formulas above.

2. EPS Growth: For each Performance Period, the EPS Shares allocable to such Performance Period (the “Annual EPS Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Absolute EPS Growth or Relative EPS Growth during such Performance Period as provided in Section B(iii) or

B(iv) of this Exhibit, using the higher percentage vesting arrived at using the formulas above.

3. Free Cash Flow: For each Performance Period, the Free Cash Flow Shares allocable to such Performance Period shall vest on the applicable Performance Vesting Date based upon the achievement of Free Cash Flow of $125 Million.

4. Acquisitions: For each Performance Period, the Acquisition Shares allocable to such Performance Period shall vest in the manner set forth in Section 3.3(ii) of the Amendment to which this Exhibit X is attached.

C. Catch-Up; Forfeiture. With respect to the EBITDA Growth, EPS Growth and Acquisition Shares criteria:

1. If, in any year, Absolute Growth within a category does not result in vesting, because (i) the Absolute Growth required for maximum vesting was not achieved, or (ii) vesting was achieved based on Relative Growth, then, in later years, Absolute Growth shall be measured cumulatively to include the Absolute Growth that did not result in vesting, in order to allow vesting of the earlier year’s unvested PSU’s (i.e. those that did not vest based on Absolute Growth or Relative Growth) and then, if available, to those of the later year.

2. If, in any year, Absolute Growth within a category exceeds the percentage required for maximum vesting in such category, the excess growth shall be carried back into earlier years (to allow vesting to the extent not previously achieved by virtue of Absolute Growth or Relative Growth) or forward into later years (so that cumulative Absolute Growth in the later year is measured from the point required to achieve maximum vesting in the earlier year).

3. If, in any year, the number of Acquisitions closed does not result in full vesting of the Acquisition Shares, then, in later years, full vesting of such Acquisition Shares may be achieved in the manner set forth in Section 3.3(ii) of the Amendment to which this Exhibit X is attached.

4. If PSU’s scheduled to vest on a Performance Vesting Date have not vested on such date, on a succeeding Performance Vesting Date or on the final Performance Vesting Date, they shall automatically be forfeited.

D. Fractional Shares. Except as set forth in Exhibit Y, any fractional PSU’s resulting from the achievement of any of the performance goals shall be aggregated and any resulting fractional PSU’s from such aggregation shall be eliminated.

E. Definitions.

“Acquisition” shall mean any direct or indirect investment or acquisition, including, without limitation, by assignment, license, sublicense, lease, purchase, merger or otherwise, in a single transaction or series of transactions, by the Company or any of its now existing or hereafter acquired or formed subsidiaries or affiliates, in or of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset that closes during a Performance Period or with respect to which a letter of intent, memorandum of understanding or similar agreement and/or a definitive agreement is entered into during the Extension Term and that closes within ninety (90) days following the end of the Extension Term.

The “Value” of an Acquisition shall mean the projected gross revenue stream to be derived by the Company from such Acquisition during the first (1st) complete year following the closing of the Acquisition as set forth in the base line projections presented to the Board in connection with the approval of such Acquisition (if and to the extent that such projections exist and are presented), in all cases before deduction of operational and transaction expenses, and provided that if and to the extent that the target entity has received advances and/or other pre-payments in consideration for a reduction in royalty or other payments to be received by the target entity at any time during the first (1st) complete year following the closing of the Acquisition, the projected gross revenue stream to be derived by the Company from such Acquisition shall be equitably adjusted to take into account the reduction in royalty or other payments resulting from such advances and/or pre-payments.

For purposes of clarification, the Value of a transaction in which the Company acquires less than all of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset will be determined based upon the percentage of such entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset that is acquired by the Company, with such Value to be increased if and to the extent that the Company subsequently acquires all or part of the balance of such entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset during the Extension Term. Thus, by way of example, if the Company acquires a 70% interest in a trademark that has a projected gross revenue stream during the first complete year following the closing of the Acquisition of $40 million, for purposes of this Exhibit X the Value of the Acquisition will be deemed to be $28 million. If and when the Company acquires the remaining 30% interest in such trademark, the acquisition of such 30% interest will not be deemed to be a separate Acquisition for all purposes of this Exhibit X. For purposes of further clarification, the acquisition of multiple brands in a single transaction or series of related transactions will be deemed to be a single Acquisition for all purposes of this Exhibit X.

“EBITDA Growth” means, with respect to each Performance Period, the percentage growth in the Company’s consolidated EBITDA, with each component of EBITDA determined in accordance with generally accepted accounting principles consistently applied, during such Performance Period as provided in Section B(iii) of this Exhibit, consistent with the Company’s reporting of EBITDA. Calculations of relative performance for all companies in the Comparative Group will be based on Standard & Poor’s Research Insight database.

“EPS Growth” means, with respect to each Performance Period, the percentage growth in the EPS, as defined in paragraph B(ii) of this Exhibit X, of the Company during such Performance Period as provided in Section B(iii) of this Exhibit, consistent with the Company’s reporting in its annual audited financial statements, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q, and if so reviewed, as reviewed by the Company’s independent certified accountants, adjusted, if applicable, for Extraordinary Items. Calculations of relative performance for all companies in the Comparative Group will be based on Standard & Poor’s Research Insight database, as adjusted pursuant to the last sentence of the definition of “Extraordinary Items.”

“Extraordinary Items” means items of extraordinary income or loss, which shall be deducted (in the case of extraordinary income items) or added (in the case of extraordinary loss items), as the case may be. In determining what constitutes extraordinary income or loss, by way of example and not by way of limitation, (a) it is recognized that the Company is engaged in the business of purchasing and selling brands, licenses and other intellectual property and, therefore, any gain or loss incurred as a result of such purchases or sales shall be considered in the Company’s ordinary course of business and therefore not be considered extraordinary, and (b) any gain or loss (other than a remeasurement gain or loss required by generally accepted accounting principles) incurred in connection with the write-off of securities (other than sales related to transactions referred to in (a) above), shall be considered extraordinary. The foregoing calculation shall be made with respect to the companies comprising the Comparative Group to the extent ascertainable from their public filings.

“Free Cash Flow” means, with respect to each Performance Period, the Company’s consolidated Free Cash Flow, with each component of Free Cash Flow determined in accordance with generally accepted accounting principles consistently applied, consistent with the Company’s reporting of Free Cash Flow.

“Performance Period” means each period from January 1 through December 31 during the Extension Term, commencing with the period from January 1, 2013 through December 31, 2013, and ending with the period from January 1, 2015 through December 31, 2015.

“Performance Vesting Date” means each December 31 during the Extension Term, commencing with December 31, 2013, and ending with December 31, 2015. Actual vesting shall occur upon certification of achievement of the performance goals by the Compensation Committee.

F. Miscellaneous.

With respect to each Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

Certification, other than as to stock price, shall, except as otherwise set forth herein, be based on the Company’s audited financial statements for the applicable Performance Period, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q and, if so reviewed, as reviewed by the Company’s independent certified public accountants. Any determination or certification with respect to EBITDA, diluted EPS, or Free Cash Flow required under this Exhibit X, except as otherwise set forth herein, shall be made in accordance with the generally accepted accounting principles (GAAP) in the United States, as applied by the Company to the preparation of its financial statements, as in effect on the Effective Date. In the event of a change in GAAP, or the Company’s application thereof, any determination or certification with respect to EBITDA, diluted EPS, or Free Cash Flow based on and/or as provided in the Company’s financial statements shall be adjusted as required to comply with the foregoing sentence. Vesting shall only occur upon the certification by the Compensation Committee of the achievement, whose good faith certification shall determine whether such achievement occurred. The Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the completion of the audit for the fiscal year; provided, that in the case of a termination of the Employee’s employment, the Compensation Committee shall use reasonable business efforts to meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the Date of Termination; and provided further, that in the case of a Change in Control, the Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide any applicable certification immediately prior to the Change in Control. The Company shall cause the foregoing meetings and certifications to occur in a timely manner, which agreement by the Company the parties agree is a material obligation and agreement of the Company.

Notwithstanding anything to the contrary contained in the Agreement or this Exhibit X, any dispute under this Exhibit X (including in respect of any dispute arising following any certification by the Compensation Committee) shall, at the request of the Company or the Employee, be resolved by the Company’s independent certified public accountants (with such accountants’ fees and expenses being paid by the Company).

In the event that following the vesting of any PSU’s there is a restatement of the Company’s financial statements for the period utilized for determining said vesting, and the Compensation Committee determines in good faith that such PSU’s would not have vested based on the restated financials, including as to its impact on the stock price or market capitalization, if applicable, the Compensation Committee may require the Employee to repay to the Company (in cash or by delivery of shares of Common Stock) the value (determined as of the time of distribution) of any shares of Common Stock distributed to the Employee with respect to such PSU’s, reduced by any un-refundable taxes paid thereon by the Employee, and upon such demand such amount shall promptly be paid by the Employee to the Company.

EXHIBIT Y

Relative EBITDA Growth Performance Measure:

The performance measure is a comparison of the percentile ranking of the Company’s EBITDA Growth to the EBITDA Growth performance of selected peer group of companies selected as set forth in Exhibit X. The formula for calculating percent rank will be based on use of the Microsoft Excel “Percentrank” formula.

The percent of the target grant awarded for achieved EBITDA Growth percentiles between levels shall be determined by interpolation. The exact number of Annual EBITDA Shares vested after multiplication by the appropriate factor (or determined by interpolation) shall be rounded to the nearest whole number of shares.

Relative EPS Growth Performance Measure:

The performance measure is a comparison of the percentile ranking of the Company’s EPS Growth to the EPS Growth performance of selected peer group of companies selected as set forth in Exhibit X. The formula for calculating percent rank will be based on use of the Microsoft Excel “Percentrank” formula.

The percent of the target grant awarded for achieved EPS Growth percentiles between levels shall be determined by interpolation. The exact number of Annual EPS Shares vested after multiplication by the appropriate factor (or determined by interpolation) shall be rounded to the nearest whole number of shares.

ANNEX A

Preliminary Comparative Group

Company Name	Ticker Symbol	GICS Sub- Industry	GICS Sub-industry (Descr)	Sales- 2009	EBITDA -2009
POLO RALPH LAUIEN CP –CLA	RL	25203010	Apparel, Accessories & Luxury Goods	$4,979	$902
HANESBRANDS INC	HBI	25203010	Apparel, Accessories & Luxury Goods	$3,891	$429
PHILLIPS-VAN HEUSEN CORP	PVH	25203010	Apparel, Accessories & Luxury Goods	$2,399	$314
FOSSIL INC	FOSL	25203010	Apparel, Accessories & Luxury Goods	$1,549	$253
WARNACO GROUP INC	WRC	25203010	Apparel, Accessories & Luxury Goods	$2,020	$253
JONES GROUP INC	JNY	25203010	Apparel, Accessories & Luxury Goods	$3,327	$247
CARTER’S INC	CRI	25203010	Apparel, Accessories & Luxury Goods	$1,626	$245
DECKERS OUTDOOR CORP	DECK	25203020	Footwear	$813	$192
GILDAN ACTIVEWEAR INC	GIL	25203010	Apparel, Accessories & Luxury Goods	$1,038	$165
QUIKSILVER INC	ZQK	25203010	Apparel, Accessories & Luxury Goods	$1,978	$152
WOLVERINE WOR LD WIDE	WWW	25203020	Footwear	$1,101	$137
COLUMBIA SPORTSWEAR CO	COLM	25203010	Apparel, Accessories & Luxury Goods	$1,252	$124
UNDER ARMOUR INC	UA	25203010	Apparel, Accessories & Luxury Goods	$856	$112
LULULEMON ATHLETICA INC	LULU	25203010	Apparel, Accessories & Luxury Goods	$454	$109
TIMBERLAND CO –CL A	TBL	25203020	Footwear	$1,286	$109
SKECHERS USA	SKX	25203020	Footwear	$1,436	$92
TRUE RELIGION APPAREL INC	TRLB	25203010	Apparel, Accessories & Luxury Goods	$311	$84
OXFORD INDUSTRIES INC	OXM	25203010	Apparel, Accessories & Luxury Goods	$814	$67
G-III APPAREL GROUP LTD	GIII	25203010	Apparel, Accessories & Luxury Goods	$801	$62
MAIDENFORM BR ANDS INC	MFB	25203010	Apparel, Accessories & Luxury Goods	$466	$58
AMERICAN APPAREL INC	APP	25203010	Apparel, Accessories & Luxury Goods	$559	$51
ELLIS PERRY INTL INC	PERY	25203010	Apparel, Accessories & Luxury Goods	$754	$49
VERA BRADLEY INC	VRA	25203010	Apparel, Accessories & Luxury Goods	$289	$47
EXCEED CO LTD	EDS	25203010	Apparel, Accessories & Luxury Goods	$304	$43
VOLCOM INC	VLCM	25203010	Apparel, Accessories & Luxury Goods	$281	$36
CROCS INC	CROX	25203020	Footwear	$646	$30
CHEROKEE INC/DE	CHKE	25203010	Apparel, Accessories & Luxury Goods	$33	$22
DELTA APPAREL INC	DLA	25203010	Apparel, Accessories & Luxury Goods	$355	$19
ROCKY BRANDS INC	RCKY		Footwear	$229	$16

			Minimum	$33	$16
			25th Percentile	$405	$50
			Median	$813	$109
			75th Percentile	$1,493	$179
			Maximum	$4,979	$902